                                                                   EXHIBIT 10.12

                     PATENT AND TECHNOLOGY LICENSE AGREEMENT

                                 By and Between:

                          POINTSOURCE TECHNOLOGIES, LLC
                                       AND
                             JMAR TECHNOLOGIES, INC.

                                January 25, 2005

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                                Table of Contents

1.    Definitions...............................................................     2
2.    License Grants............................................................     5
3.    Royalties to be Paid to PointSource.......................................     6
4.    Payments and Recordkeeping................................................     8
5.    Additional Obligations of JMAR............................................     9
6.    Additional Obligations of PointSource.....................................     9
7.    Mutual Release............................................................    10
8.    Intellectual Property.....................................................    12
9.    Representations and Warranties............................................    13
10.   Indemnification...........................................................    14
11.   Confidential Information..................................................    15
12.   Publicity.................................................................    18
13.   Term and Termination......................................................    18
14.   Disclaimers...............................................................    21
15.   Disclaimer of Warranty....................................................    21
16.   Dispute Resolution........................................................    22
17.   Limitations on Liability..................................................    23
18.   Insurance.................................................................    24
19.   Governing Law; Venue and Jurisdiction.....................................    24
20.   Relationship of the Parties...............................................    25
21.   Assignability.............................................................    25
22.   Notices...................................................................    26
23.   Waiver....................................................................    26
24.   Entire Agreement..........................................................    26
25.   Compliance with Law.......................................................    27
26.   Severability..............................................................    27
27.   Counterparts and Facsimile................................................    27
28.   Force Majeure.............................................................    27
29.   Rules of Construction.....................................................    28

                                        i
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                     PATENT AND TECHNOLOGY LICENSE AGREEMENT
                             POINTSOURCE TECHNOLOGY

            This License Agreement made and entered into and effective as of this 25th day of January, 2005 (the "Effective Date") by and between PointSource Technologies, LLC., a Delaware limited liability company, having its principal place of business at 514 Via de la Valle, Solana Beach, CA 92075 (hereinafter, "PointSource"), and JMAR Technologies, Inc., a Delaware corporation having its principal place of business at 5800 Armada Drive, Carlsbad, CA 92008 (hereinafter "JMAR"). PointSource and JMAR are referred to herein individually as a "Party" and collectively as the "Parties."

                                  WITNESSETH:

            WHEREAS, PointSource has designed and developed proprietary systems and methods referred to by the Parties as the "PointSource Technology," which is defined below, and which will facilitate the detection and classification of microorganisms; and

            WHEREAS, PointSource holds patent and other Intellectual Property rights relating to the PointSource Technology; and

            WHEREAS, subject to the terms and conditions contained herein, JMAR desires to obtain a license from PointSource that would allow JMAR to utilize PointSource's Intellectual Property rights to manufacture, market and sell the PointSource Technology and components thereof; and

            WHEREAS, the parties have previously entered into a Letter Agreement, dated January 7, 2005 (the "Letter Agreement") setting forth key terms and conditions under which such a license shall be granted.

            NOW THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this License Agreement, the Parties hereby agree as follows:

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1. DEFINITIONS

      1.1 As used in this License Agreement, the following terms when capitalized shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the defined term):

            1.1.1 "AFFILIATE" shall mean with respect to any specified Person, any other Person that it owns or is owned by, or controls or is controlled by, directly or indirectly through one or more intermediaries, or is under common control with, such specified Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Ownership, direct or indirect, of at least fifty percent of the voting stock ordinarily entitled to vote in the election of directors of a business entity or, if no such stock is issued, of at least fifty percent of the ownership interest in the business entity, shall constitute ownership thereof. An Affiliate shall not be considered to be a third party under this License Agreement.

            1.1.2 "CHANGE OF CONTROL" shall mean a transaction or a series of related transactions in which (i) one or more Persons who did not previously own at least a fifty percent (50%) interest in a Party to this License Agreement obtain at least a fifty percent (50%) interest in such Party, including, without limitation, a transfer of all or substantially all of such Party's assets, whether by sale, merger, or otherwise, or (ii) a Party acquires, by merger, acquisition of assets or otherwise, all or any portion of another Person such that the market value of such Party immediately after the close of such transaction is, as a result of such transaction, greater than two times the market value of such Party immediately prior to such transaction.

      1.2 "CONFIDENTIAL INFORMATION" shall mean any and all information and material disclosed by PointSource (the "Disclosing Party") to JMAR (the "Receiving Party") or obtained by Receiving Party through inspection or observation of Disclosing Party's property or facilities whether in writing, or in oral, graphic, electronic or any other form, that is marked or described as, identified in writing as, or provided under circumstances indicating it is, confidential or proprietary. Confidential Information includes, but is not limited to, (a) trade secret, know-how, idea, invention, process, technique, algorithm, program (whether in source code or object code form), hardware, device, design, schematic, drawing, formula, data, plan, strategy and forecast of, and (b) technical, engineering, manufacturing, product, marketing, servicing, financial, personnel and other information and materials of, Disclosing Party and its employees, consultants, investors, affiliates, licensors, suppliers, vendors, customers, clients and other persons and entities.

      1.3 "EFFECTIVE DATE" shall mean January 25, 2005.

      1.4 "INTELLECTUAL PROPERTY" shall mean all worldwide (a) patent and patent applications, (b) copyrights and registrations and applications for registration thereof, (c) mask works and registrations and applications for registration thereof, (d) computer software, data and

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documentation, (e) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, and (f) other statutory and non-statutory proprietary rights, including moral rights and industrial rights, and all registrations, filings, applications and recordings for any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions). Notwithstanding the foregoing, the term "Intellectual Property" specifically excludes the goodwill of any business, and all common-law rights relating thereto.

      1.5 "LICENSED PRODUCT" shall mean any scattered-radiation-based product used to detect or classify microorganisms in water (including, without limitation, JMAR's BioSentry product and successors and replacements thereof) or any product that falls within the scope of, or utilizes any method or process which falls within the scope of, any of the claims of the licensed patents, or that incorporates, or is itself, the subject invention of any of the licensed patents, now or hereafter made or used, imported, leased, sold or otherwise disposed of, by or on behalf of JMAR (including any finished product and any finished product used in the manufacture of another product).

      1.6 "NET SALES" shall mean the amounts billed or charged for Licensed Products by JMAR by reason of the sale, lease or other disposition of the Licensed Products. Provided that:

            1.6.1 Licensed Products shall be considered sold, leased or otherwise disposed of when shipped, billed out, or paid for, whichever occurs first.

            1.6.2 Net Sales shall be calculated after deducting from gross revenues OF the Licensed Products: (i) normal and customary cash and trade discounts and credits for returns and allowances actually given in an arms-length transaction; (ii) actual and reasonable outbound transportation charges actually paid by JMAR or reasonable allowances made therefore; (iii) insurance costs for the Licensed Products sold (specific to the Licensed Products themselves); (iv) product packaging costs; and (v) governmental sales taxes, excise taxes or import/export duties imposed upon and actually paid by JMAR with respect to raw materials used by JMAR in producing Licensed Products.

            1.6.3 Net Sales shall also exclude any "extras" that: (i) have a quantifiable market value; (ii) are not necessary for the operation of the Licensed Products for their intended purpose; (iii) are not covered by or included in any of the PointSource Intellectual Property Rights; and (iv) are associated with functions that do not involve the use of any scattered-radiation-based technology used to detect or classify microorganisms in water.

      1.7 "NOTICE" shall mean any notice permitted or required under this License Agreement. All notices shall be sufficiently given when given in accordance with Section 22 of this License Agreement.

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      1.8 "PERSON" shall mean any natural person, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization government, agency or other entity (including a governmental entity or instrumentality of a government).

      1.9 "POINTSOURCE INTELLECTUAL PROPERTY RIGHTS" shall collectively refer to the PointSource Patent Rights and the PointSource Technology Rights.

      1.10 "POINTSOURCE PATENT RIGHTS" shall mean the patent or patent applications listed in Schedule A hereto and any continuation or divisional thereof.

      1.11 "POINTSOURCE TECHNOLOGY RIGHTS" shall mean PointSource' legal rights in and to the PointSource Technology, including copyright rights, database rights, trade secret rights, the name "Vigilant," and any other intellectual property right (other than patent rights), but expressly does not include: (i) any rights in and to any data, algorithms, software, or other information contained on or in the hard drives, memories or other storage devices of any computers except for Scientific Data; and (ii) any Intellectual Property licensed to PointSource by William Fitzgerald ("Fitzgerald") or Wyatt Technology Corporation ("Wyatt").

      1.12 "POINTSOURCE TECHNOLOGY" shall mean all of the following assets owned by PointSource: know-how concerning methods, processes and materials, technical information, algorithms, formulae, designs, drawings, specifications, records, documentation and all other information that is useful in manufacturing, assembling or selling Licensed Products currently contained in the storage space in San Marcos and Solana Beach, California rented by PointSource. PointSource Technology shall specifically exclude: (i) any assets of the type listed above in this Section 1.12 that may be contained on or in the hard drives, memories or other storage devices of any computers except for Scientific Data and (ii) any technology that PointSource cannot license or otherwise transfer to JMAR without the permission of or payment of royalties to Fitzgerald or Wyatt.

      1.13 "SCIENTIFIC DATA" shall mean any and all data and algorithms used in the operation of a scattered-radiation-based product for detecting or classifying microorganisms in water, or used to analyze data received from such a scattered-radiation-based products, that is in existence as of the Effective Date and is stored on a hard drive, memory or other storage device of any of the computers located in the San Marcos or Solana Beach storage spaces. For clarity, Scientific Data shall not include any algorithm, data or other information that
(i) is financial in nature or that relates to the business or operation of PointSource; (ii) is of a personal or administrative nature (including any personal information of Quist or Drake); or (iv) includes or embodies any intellectual property of Wyatt or Fitzgerald.

      1.14 "SCIENTIFIC COMPUTERS" shall mean those computers that contain Scientific Data.

      1.15 "SUBLICENSE" shall mean a license under any or all of the PointSource Intellectual Property Rights granted by JMAR to an authorized third party in accordance with the terms and conditions of this License Agreement, and shall include any amendment, modification or extension thereof.

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      1.16 "SUBLICENSEE" shall mean any third party to whom JMAR has properly granted a Sublicense in accordance with the terms and conditions set forth herein.

      1.17 "TANGIBLE PROPERTY" shall mean all equipment, Scientific Computers, furniture, laboratory instruments, research results, assignable application software licenses for software resident on said Scientific Computers, inventory, work in process and finished goods owned by PointSource and located in the storage space in San Marcos, California rented by PointSource, as well as the Scientific Computers located in the Solana Beach storage location. For clarity, Tangible Property shall include the most recent version of the Vigilant product and its associated computer, but shall not include prior versions of the Vigilant Product or their associated computers that are located in the Solana Beach storage location.

      1.18 "TRANSACTION DOCUMENTS" shall mean the Letter Agreement, and a Warrant, a Registration Rights Agreement, and a Securities Purchase Agreement entered into concurrently herewith.

2. LICENSE GRANTS

      2.1 GRANT. Subject to the terms and conditions contained herein, PointSource hereby grants to JMAR an exclusive, non-transferable, world-wide, royalty-bearing license under the PointSource Intellectual Property Rights, for the Term:

            2.1.1 to make, have made use, import, sell, offer for sale, lease and otherwise dispose of Licensed Products; and

            2.1.2 to grant Sublicenses of such license rights to a third party, but only for so long as the license granted herein remains exclusive, and in accordance with the terms and conditions set forth in Section 2.3.

      2.2 ROYALTY REQUIREMENT. No license is granted pursuant to Section 2.1 with respect to any particular Licensed Product, unless all royalties attributable to said Licensed Product are paid as required by Sections 3 and 4 of this License Agreement.

      2.3 SUBLICENSES. During the Term of this License Agreement and subject to the terms and conditions contained herein, JMAR may grant Sublicenses to a sublicensee, provided that:

            2.3.1 Sublicenses granted hereunder shall only be effective when that third party enters into a sublicense agreement in writing, which sublicense agreement shall at a minimum contain all of the terms and conditions of this License Agreement that inure to the benefit and protection of PointSource, shall preserve the right of PointSource to receive royalties for the acts carried out thereunder as if such acts were being carried out by JMAR under this License Agreement, and shall expressly provide that PointSource shall be a third-party beneficiary of such sublicense agreement with the right to enforce PointSource's rights and remedies directly against such Sublicensee;

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            2.3.2 JMAR shall remain responsible for the payment of royalties due to PointSource as a result of any Sublicensee activities under the Sublicense;

            2.3.3 no Sublicense may be made during any time that JMAR is in default with respect to any of its obligations to PointSource under this License Agreement;

            2.3.4 such Sublicense agreement shall be made using such forms as may be provided by or approved in writing by PointSource, which approval shall not be unreasonably withheld;

            2.3.5 such Sublicense agreement shall refer to and incorporate by reference this License Agreement;

            2.3.6 no Sublicense shall be approved by PointSource unless JMAR provides PointSource with the identity of the proposed Sublicensee; and

            2.3.7 JMAR shall promptly furnish to PointSource a true, exact and complete copy of the executed Sublicense agreement to any such Sublicensee.

      2.4 EFFECT OF TERMINATION. Termination of the license granted under this License Agreement shall automatically terminate all Sublicenses which may have been granted by JMAR under this License Agreement unless: (i) PointSource in its sole discretion agrees to allow the Sublicense to continue with respect to a particular Sublicensee; and (ii) that Sublicensee shall agree to the substitution of PointSource for JMAR as the grantor of such Sublicense and shall pay directly to PointSource the greater of such royalty payments that would be due to JMAR under the Sublicense or such royalty payments as are required by JMAR under this License Agreement for the licensed activities conducted by Sublicensee.

3. ROYALTIES TO BE PAID TO POINTSOURCE.

      3.1 UP-FRONT PAYMENT. As partial consideration for the grant of this exclusive license, JMAR shall provide to PointSource:

            3.1.1 520,000 shares of JMAR fully paid, non-assessable common stock pursuant to the terms of the Registration Rights Agreement; and

            3.1.2 Warrants to purchase 333,333 shares of JMAR common stock, with an exercise price of $1.38 per share, and a term of five (5) years, pursuant to the terms of the Warrant.

      3.2 ROYALTIES. As further consideration for the license granted herein, JMAR shall pay to PointSource an ongoing royalty, which shall be calculated at the rate of Two And One-Half Percent (2.5%) of the Net Sales of all Licensed Products throughout the Term of this License Agreement and any extensions thereof (including any extensions set forth in Section 13.1).

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            3.2.1 It is the intention of the parties that the ongoing royalties in this Section 3.2 will be based on the bona fide prices at which JMAR sells Licensed Products to third parties in arms length transactions. In the event JMAR sells, transfers, or otherwise provides a Licensed Product to its Affiliates (or to any third party in other than an arms-length transaction), the royalties for such a transaction shall be calculated on the basis of such bona fide prices irrespective of the actual transaction price or of JMAR's accounting treatment of such transaction. JMAR shall identify all sales to Affiliates (and all transactions other than arms-length transactions) separately in the reports provided to Licensor pursuant to Section 4 hereof.

      3.3 If JMAR in good faith determines that it is no longer using or required to use the PointSource Intellectual Property Rights, it shall give written Notice to PointSource of this determination and PointSource shall have sixty (60) days to confirm JMAR's determination from such date of Notice, at JMAR's sole expense. At the end of that sixty (60) day period, unless PointSource disagrees that JMAR is no longer using or required to use the PointSource Intellectual Property Rights, then the applicable royalty shall be reduced to one and one-fourth percent (1.25%) for the fifth (5th) and sixth
(6th) year of the Term and the license granted hereunder shall become non-exclusive.

            3.3.1 Should JMAR make such a determination, JMAR shall, immediately after providing Notice to PointSource under this Section 3.3, cooperate fully with PointSource and provide PointSource with access upon reasonable notice and during normal business hours to any of JMAR's facilities; personnel (including its employees consultants and advisors); test set-ups and equipment; and any documents, data, test results, and any other information, items and materials related to the product(s) in question as may be requested by PointSource to allow PointSource to effectively evaluate JMAR's determination. Should JMAR fail to cooperate fully with PointSource in accordance with this Section 3.3, then the license granted hereunder shall remain exclusive for the Term and any extensions thereof.

            3.3.2 Any disagreement between JMAR and PointSource regarding whether JMAR is using the PointSource Intellectual Property Rights under this
Section 3.3 shall be resolved in accordance with the Dispute resolution procedures set forth in Section 16 of this License Agreement. While the Dispute under this Section 3.3 is unresolved, JMAR shall pay a reduced royalty of 1.25% to PointSource, and shall pay the remaining 1.25% royalty into escrow until final resolution of such Dispute. Upon final resolution of such Dispute, escrowed funds shall be released to PointSource should it be determined that JMAR is using or is required to use the PointSource Intellectual Property Rights, or returned to JMAR should it be determined that JMAR is no longer using or is not required to use the PointSource Intellectual Property Rights.

      3.4 NO SET-OFF. The obligation of JMAR to pay royalties and payments hereunder shall be absolute regardless of any claim that JMAR may have or assert against PointSource now or in the future. JMAR shall not have the right to set-off, compensate or make any deduction from such royalty payments for any reason whatsoever.

      3.5 TAXES. JMAR will bear all taxes, duties and other governmental charges relating to or arising under this License Agreement, including without limitation, any income taxes, any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes, excise

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taxes, customs or exchange control duties or any other charges relating to or on, any royalty payable hereunder. JMAR shall obtain, at its own cost and expense, all licenses, Reserve Bank, Commercial Bank or other bank approvals, and any other documentation necessary for the transmission of royalties and all other payments relevant to JMAR's performance under this Agreement. All royalties payable under this License Agreement shall be payable to PointSource in gross amounts without any tax withholding therefrom unless, by operation of an applicable law, JMAR is required to withhold tax thereon and, by opinion of JMAR's tax counsel in writing so stating, advises PointSource of such requirement. In regard to any withholding tax so deducted, JMAR shall furnish PointSource with proper evidence of the taxes paid. In the event that JMAR realizes a reduction in its tax liability by reason of a foreign tax credit with respect to withholding taxes so deducted from royalties payable to PointSource hereunder, JMAR shall pay to PointSource the amount of such reduction in its tax liability.

4. PAYMENTS AND RECORDKEEPING.

      4.1 WRITTEN STATEMENT. Not later than forty-five (45) days after the end of each calendar quarter, JMAR shall provide PointSource with a written statement specifying for the previous calendar quarter: (1) the total quantity of Licensed Products produced; (2) the total quantity of Licensed Products sold, leased or otherwise disposed of; (3) JMAR's model name or type designation Licensed Products sold, leased or otherwise disposed of; (4) the territory in which such Licensed Products sold, leased or otherwise disposed of; (5) JMAR's Net Sales; and (6) the amount of royalties payable thereon. The statement shall also include a statement under oath by one of JMAR's officers that the data presented in the written statement is accurate and complete and that all conditions of this License Agreement have been complied with. Each report shall be accompanied by payment in full of the royalties shown thereby to be due to PointSource.

      4.2 FUNDS. All payments to be made hereunder shall be payable in United States dollars. The payments to PointSource shall be made to PointSource at the address indicated in the Notice provisions hereof, or to such other place of business as may be designated by PointSource in writing.

      4.3 INTEREST. In addition to any other remedy available to Licensor, if any payment due under this License Agreement is delayed for any reason, interest shall accrue and be payable, to the extent legally enforceable, on such unpaid principal amounts from and after the date on which the same became due, at a per annum rate equal to the lower of four (4) percentage points above the prime rate of interest in effect at the time the late payment was due, as reported by Chase Manhattan Bank in New York, New York, U.S.A., and the highest rate permitted by law in the state of California.

      4.4 BOOKS AND RECORDS. JMAR agrees to keep full, clear and accurate accounts and records reflecting and recording all transactions relating to Licensed Products in sufficient detail to enable the royalties due hereunder to be determined and generally to allow such investigation of all its operations hereunder as may be necessary to determine JMAR's compliance with this License Agreement and the accuracy of the reports and the statements to be furnished hereunder. JMAR agrees, upon reasonable notice and during normal business hours, to make those records

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available for inspection and audit by authorized representatives of PointSource at such place or places where those records are customarily kept, and to allow PointSource to inspect JMAR's manufacturing facilities and products, including parts, work-in-process and finished goods, to confirm whether the PointSource Technology has been incorporated into JMAR's products. If the audit of JMAR's records pursuant to this Section determines that there is any underpayment of royalties due, the payment due shall be made within five (5) days of notice of such underpayment. If the underpayment is greater than ten percent (10%) of the payment due for the audited period, then JMAR shall pay the cost of the audit plus a penalty equal to ten percent (10%) of the cost of that audit.

5. ADDITIONAL OBLIGATIONS OF JMAR.

      5.1 COMMERCIALIZE TECHNOLOGY. JMAR will use commercially reasonable efforts to produce, market and sell the Licensed Products under its license throughout the world. As used in this Section 5.1, "commercially reasonable efforts" shall mean that JMAR is performing its obligations in a sustained manner consistent with the efforts other similarly situated companies devote to significant products of similar market potential derived from internal research programs. Should JMAR for any reason fail to use commercially reasonable efforts to produce, market and sell any class of the Licensed Products in any of the three (3) major territories of North and South America, Europe and Africa, and Asia within four (4) years of the Effective Date, then the license granted under the License Agreement for each such class of Licensed Product in each such territory shall at PointSource's sole discretion become non-exclusive thereafter.

      5.2 WRITTEN REPORT. Upon the request of PointSource but not more often than once per calendar year, JMAR shall deliver to PointSource a written report as to JMAR's efforts and accomplishments during the preceding year in marketing and selling Licensed Products in various parts of the Licensed Territory and its commercialization plans for the upcoming year.

6. ADDITIONAL OBLIGATIONS OF POINTSOURCE.

      6.1 TANGIBLE PROPERTY. On the Effective Date, in consideration for the payment of $1.00, PointSource shall sell and transfer (or cause to be sold and transferred) to JMAR all right, title and interest of PointSource in and to Tangible Property. The Tangible Property will be transferred to JMAR, free and clear of all liabilities, obligations, security interests, liens, encumbrances and other claims. Notwithstanding the foregoing, in no event shall PointSource be required to effectuate the transfer of any technology or know-how to JMAR.

            6.1.1 The Parties agree to cooperate fully to ensure that the computers transferred in this Section 6.1 contain only assignable third party application software and Scientific Data, and to further ensure that all data, algorithms or other information that is not Scientific Data or assignable third party application software is removed from these computers and remains with PointSource (i.e., the computers are "Scrubbed"). JMAR shall cooperate fully with Roland Hassanein (or other PointSource designee) and provide full access to the computers and any reasonably requested assistance to such designee to ensure that these computers are scrubbed within two weeks of the Effective Date. Until such time as the computers are Scrubbed to the mutual satisfaction of the Parties, the only access JMAR shall make to those computers is in the presence of and upon the approval of the PointSource designee. Nothing contained in this Section 6.1 shall limit or otherwise affect the right to have Fitzgerald conduct any inspections as provided for in Section 9.3.

      6.2 As set forth in Section 1.17, the Tangible Property does not include prior versions of the Vigilant product and their associated computers. PointSource agrees that it shall not, for so long as this License Agreement remains exclusive, sell, transfer or otherwise provide these prior versions of the Vigilant product to any competitor of JMAR in the field of the Licensed Products.

      6.3 NO OBLIGATION. The parties understand and agree that there is no obligation on the part of PointSource to further develop or commercialize the PointSource Technology.

7. MUTUAL RELEASE

      7.1 POINTSOURCE RELEASE OF JMAR. Effective as of the Effective Date, and for valuable consideration, the receipt and adequacy of which is hereby acknowledged, PointSource further hereby releases and forever discharges JMAR and its representatives, officers, directors, employees, shareholders, attorneys, accountants and other agents other than Gregory Quist, David Drake, the LXT Group and each of their affiliates (with the sole exception of Quist's and Drake's rendering of consulting services on behalf of JMAR), (collectively, the "JMAR Releasees"), of and from any and all manner of action or actions, cause or causes of action, in law or in equity for indemnity or otherwise, suits, debts, liens, liabilities, claims, demands, damages, losses, costs, or expenses, of any nature whatsoever, known or unknown, fixed or contingent, arising up to and including the Effective Date, of any nature whatsoever (hereinafter called "PointSource Released Claims"), and including but not limited to all claims which PointSource has made or could have made against the JMAR Releasees, or which arise out of or relate in any way to the PointSource Intellectual Property Rights. The foregoing releases shall inure to the benefit of the JMAR Releasees, their successors, heirs and assigns.

            7.1.1 Notwithstanding any of the above, PointSource reserves all rights and remedies against JMAR and its Affiliates in the event of their failure to perform their obligations or breach of their representations and warranties under this License Agreement or any of the Transaction Documents.

            7.1.2 PointSource acknowledges that it has been advised by its legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                  Being aware of said code section, PointSource hereby expressly waives any rights it may have under California Civil Code Section 1542, as well as any other statutes or common law principles of similar effect.

            7.1.3 PointSource represents and warrants that there has been, and there will be, no assignment or other transfer of any interest in any of the PointSource Released Claims released hereunder which they may have against JMAR's Releasees, or any of them. PointSource agrees to indemnify and hold JMAR's Releasees, and each of them, harmless from any PointSource Released Claims, liability, demands, damages, costs, expenses and attorneys' fees incurred by JMAR's Releasees, or any of them, as a result of PointSource's breach of the foregoing warranty, provided that any JMAR Releasee seeking such indemnity notifies PointSource within twenty (20) days after receiving any such PointSource Released Claim and provides PointSource with control over the defense and settlement of such PointSource Released Claim.

      7.2 JMAR'S RELEASE OF POINTSOURCE. Effective as of the Effective Date, and for valuable consideration, the receipt and adequacy of which is hereby acknowledged, JMAR further hereby releases and forever discharges PointSource and any of its representatives, officers, directors, employees, shareholders, attorneys, accountants and other agents, (collectively, the "PointSource Releasees"), of and from any and all manner of action or actions, cause or causes of action, in law or in equity for indemnity or otherwise, suits, debts, liens, liabilities, claims, demands, damages, losses, costs, or expenses, of any nature whatsoever, known or unknown, fixed or contingent, arising up to and including the Effective Date, of any nature whatsoever (hereinafter called "JMAR Released Claims"), and including but not limited to all claims which JMAR has made or could have made against the PointSource Releasees, or which arise out of or relate in any way to the PointSource Intellectual Property Rights. The foregoing releases shall inure to the benefit of the PointSource Releasees, their successors, heirs and assigns.

            7.2.1 Notwithstanding any of the above, JMAR reserves all rights and remedies against the PointSource and its Affiliates in the event of their failure to perform their obligations or breach of their representations and warranties under this License Agreement or any of the Transaction Documents.

            7.2.2 JMAR acknowledges that it has been advised by its legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                  Being aware of said code section, JMAR hereby expressly waives any rights it may have under California Civil Code Section 1542, as well as any other statutes or common law principles of similar effect.

            7.2.3 JMAR represents and warrants that there has been, and there will be, no assignment or other transfer of any interest in any of the JMAR Released Claims released hereunder which they may have against PointSource's Releasees, or any of them. JMAR agrees to indemnify and hold PointSource's Releasees, and each of them, harmless from any JMAR Released Claims, liability, demands, damages, costs, expenses and attorneys' fees incurred by PointSource's Releasees, or any of them, as a result of JMAR's breach of the foregoing warranty, provided that any PointSource Releasee seeking such indemnity notifies JMAR within twenty (20) days after receiving any such JMAR Released Claim and provides JMAR with control over the defense and settlement of such JMAR Released Claim.

8. INTELLECTUAL PROPERTY

      8.1 OWNERSHIP. JMAR acknowledges that PointSource shall remain the owner of and retains all rights, title and interest (including ownership rights) in and to the PointSource Intellectual Property Rights and PointSource's Confidential Information, and that JMAR has no rights therein other than under the licenses as expressly set forth in this License Agreement. Nothing in this License Agreement shall be construed, by estoppel, implication or otherwise, to transfer to JMAR title to, or any ownership interest in, the PointSource Intellectual Property Rights or any other Intellectual Property of PointSource, or its Affiliates.

      8.2 PREPARATION, COST. PointSource shall be solely responsible for the ongoing preparation and prosecution of patent applications and for the registration or other activities necessary to perfect the PointSource Intellectual Property Rights.

            8.2.1 In order to retain its rights to the patents included in the PointSource Intellectual Property Rights, JMAR shall reimburse PointSource for all costs related to these activities and for any and all maintenance fees, taxes or annuities associated therewith.

            8.2.2 From time to time, JMAR and PointSource will review and discuss which maintenance fees and costs to pay, whether to continue to prosecute specific pending patent applications, and whether to file new patent applications (including PCT and foreign counterpart applications). In the event that JMAR decides not to continue to pay a maintenance fee or to take other action to maintain a particular patent, or decides that it is not in its interests to continue to prosecute a pending application or to file a new application, it will give sufficient prior notice to PointSource of this fact to enable PointSource to pay such cost or fee or to take such action and, effective upon the giving of such notice, JMAR shall thereupon relinquish all of its license rights to such patent; provided, however, nothing contained herein shall affect JMAR's obligation to pay the royalty under Section 3 above.

      8.3 PATENT MARKING. JMAR shall observe all requirements of any applicable laws in each country with respect to the marking of any product sold, leased or otherwise disposed of by JMAR, where such product is covered by a claim of a licensed patent or manufactured using a method claimed by a licensed patent. In the event that such marking of such a product is not feasible, JMAR shall communicate such infeasibility in writing to PointSource and all requirements of any applicable laws with respect to the marking of any packaging and advertising, sales or technical literature pertaining thereto, including without limitation with words and numbers identifying the patents applicable thereto.

      8.4 INFRINGEMENT. JMAR shall promptly provide Notice to PointSource in writing of any infringement or misuse of the PointSource Intellectual Property Rights JMAR suspects or of which JMAR is aware.

            8.4.1 The Parties agree to discuss whether and what action may be warranted against such violation and if the Parties agree that action is warranted, JMAR may, so long as exclusivity remains in effect under the License Agreement, in its discretion take the agreed upon action to enforce the PST Intellectual Property Rights against such violation.

            8.4.2 If JMAR elects to take any such action, JMAR will do so at JMAR's sole expense, and fully indemnify PointSource for any claims arising against PointSource as a result thereof. Any amounts recovered by JMAR, whether by way of judgment, settlement or compromise, shall be applied in the following order: (i) to cover JMAR's actual and reasonable costs and fees for the enforcement of any such action; (ii) to pay PointSource in an amount equal to a two and one-half percent (2.5%) royalty for any accused products covered by the action, and (iii) to pay the remainder, if any, to JMAR.

            8.4.3 If JMAR does not, within ninety (90) days after knowledge of the actual or suspected infringement, commence action directed toward restraining or enjoining such infringement, and diligently pursue such action thereafter, PointSource may take any permissible legal actions it deems necessary or appropriate to enforce PointSource's intellectual property rights and restrain such infringement at PointSource's sole expense, in which case PointSource shall be entitled to all amounts recovered whether by way of judgment, settlement or compromise, and PointSource shall be permitted to grant a license to the accused infringer under the PST Intellectual Property rights without any accounting to JMAR and notwithstanding any exclusivity provisions that may be in effect under this License Agreement.

9. REPRESENTATIONS AND WARRANTIES.

      9.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to other Party that:

            9.1.1 it is a company validly existing under the laws of its principal place of business;

            9.1.2 it has full power, authority and legal right to execute, deliver, perform under and observe the terms and provisions of this License Agreement, including that this (i) is within its corporate powers; (ii) has been duly authorized by all necessary or proper corporate action; (iii) is not in violation of any of its articles or certificates of incorporation or by-laws;
(iv) does not violate any provisions of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award having applicability to it; and (v) does not require the consent or approval of any other party in order to make this License Agreement a binding and enforceable obligation of the respective party hereto; and

            9.1.3 this License Agreement is a legal, valid and binding obligation of it, enforceable in accordance with its terms.

      9.2 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF POINTSOURCE. Except as noted on Schedule B, as of the Effective Date, PointSource represents and warrants to JMAR that:

            9.2.1 PointSource owns the PointSource Technology and the Tangible Property, free and clear of all material liabilities, obligations, security interests, liens, encumbrances and other claims.

            9.2.2 To the actual knowledge of PointSource, PointSource has not licensed or otherwise granted any rights to the PointSource Technology to any other person.

            9.2.3 PointSource has no actual knowledge of any infringement by others of the PointSource Technology.

            9.2.4 Neither PointSource nor any of its Affiliates have actual knowledge of any claim that the PointSource Technology is owned by any other person.

            9.2.5 To the actual knowledge of PointSource, there are no other material agreements requiring PointSource to make payments for or restricting PointSource's right to use, any intellectual property included in the PointSource Technology.

      9.3 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF JMAR. As of the Effective Date, JMAR represents and warrants to PointSource that JMAR (i) has not used any algorithms developed by Fitzgerald, other than what was already in the public domain prior to such use through no fault of Gregory Quist, David Drake or the LXT Group, and (ii) has not used any information covered by any claims in any unexpired patents issued to Wyatt. In connection with PointSource's due diligence review of JMAR, JMAR shall permit Fitzgerald to inspect its products and technology to the extent necessary in order to verify the representation in
(i) above either before or after the Effective Date (but in any event prior to March 31, 2005) and upon execution of a customary non-disclosure agreement.

10. INDEMNIFICATION

            10.1.1 INDEMNIFICATION BY JMAR. JMAR, at its sole expense, shall indemnify, defend and hold harmless PointSource and its Affiliates, including their respective directors, officers, employees, agents, contractors, and consultants from and against any and all demands, claims, losses, liability, damages, settlement amounts, costs and expenses (including reasonable attorneys' fees and expenses) arising out of any action, claim or proceeding made or brought against them or any of them or any of them, for or by reason of any acts or alleged acts, whether of omission or commission, by JMAR or any of their servants, agents, Affiliates, Sublicensees, employees, consultants or contractors as a result of the breach of any of JMAR's representations and warranties in Section 9 of this License Agreement or JMAR's manufacture or sale of Licensed Products or other activities undertaken in connection with this License Agreement, including but not limited to:

            10.1.2 any alleged or actual defect in any Licensed Product, regardless of whether the action is based upon negligence or strict liability;

            10.1.3 the manufacture, labeling, sale, distribution or advertisement of any Licensed Product by JMAR;

            10.1.4 any alleged or actual violation of any warranty, representation or agreement made by JMAR pertaining to a Licensed Product;

            10.1.5 any alleged or actual claim of any broker, finder or agent in connection with the making of this License Agreement or any transactions contemplated by this License Agreement; and

            10.1.6 alleged or actual patent, copyright infringement or trade secret misappropriation, or any other intellectual property infringement or misappropriation arising out of the Licensed Products and any part thereof.

      10.2 INDEMNIFICATION BY POINTSOURCE. PointSource, at its sole expense, shall indemnify, defend and hold harmless JMAR and its Affiliates, including their respective directors, officers, employees, agents, contractors, and consultants from and against any and all demands, claims, losses, liability, damages, settlement amounts, costs and expenses (including reasonable attorneys' fees and expenses) arising out of any action, claim or proceeding made or brought against them or any of them, for or by reason of any acts or alleged acts, whether of omission or commission, by PointSource or any of their servants, agents, Affiliates, Sublicensees, employees, consultants or contractors in connection with PointSource's performance of this License Agreement, as a result of the breach of any of PointSource's representations and warranties in Section 9 of this License Agreement.

      10.3 JMAR shall promptly inform PointSource by written Notice of any suit or claim against JMAR relating to JMAR's performance under this License Agreement, whether such suit or claim is for personal injury, involves alleged defects in the Licensed Products manufactured, sold or distributed hereunder, or otherwise.

11. CONFIDENTIAL INFORMATION.

      11.1 JMAR shall use Confidential Information solely to exercise its rights or perform its obligations under this License Agreement (the "Purpose") and for no other purpose. JMAR shall hold the Confidential Information in strict confidence and shall not disclose, provide or otherwise make available any Confidential Information to any Person without the express written consent of PointSource, except that JMAR may disclose Confidential Information to its employees, contractors, consultants, customers, and suppliers, but only in accordance with the terms and conditions set forth in Section 11.3.

      11.2 JMAR shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, JMAR shall take at least those measures that it takes to protect its own most highly confidential information (but in no event less than reasonable care), to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Confidential Information. JMAR shall limit copying and reproduction of Confidential Information to the minimum required to carry out the Purpose. JMAR shall include appropriate proprietary rights notices on any such copies, in the same manner in which such notices were set forth in or on the original, or add such notices if none were included on the original. JMAR shall immediately notify PointSource in the event of any unauthorized use or disclosure of the Confidential Information.

      11.3 JMAR, may disclose the Confidential Information to its employees, contractors, consultants, customers, and suppliers, but only to those individuals who have a need to access such Confidential Information (and only such Confidential Information as they may need) in order for JMAR to exercise its rights or perform its obligations under this License Agreement, and further provided that JMAR shall use its best efforts to ensure that such recipients who shall have access to the Confidential Information shall hold it confidential, and not disclose the same and not use the Confidential Information except for the Purpose. Without limiting the generality of the foregoing, JMAR shall inform each of its contractors, consultants, and employees having access to such Confidential Information ("Designated Recipients") of such party's limitations, duties, and obligations regarding disclosure, use and copying of the Confidential Information, and cause its Designated Recipients to enter into a secrecy agreement, whether by means of a new or existing agreement, providing the same or greater protection as provided herein. JMAR shall be and shall remain liable for any breach of the confidentiality provisions contained herein by any of its employees, contractors, consultants and suppliers.

      11.4 The obligations of this Section, including the restrictions on disclosure and use shall not apply with respect to any Confidential Information to the extent that such Confidential Information: (i) is now publicly available or becomes available to the public in the future through no act or failure to act on the part of the Receiving Party and without breach of this License Agreement (or of any other confidentiality agreement between the Parties); (ii) the Receiving Party can demonstrate came into its possession in good faith from a third party who is legally entitled to make such information available without restriction, and who is not bound by a duty of confidentiality toward the Disclosing Party; (iii) is at any time developed by the Receiving Party independently of any such disclosure from the Disclosing Party, and such independent development can be demonstrated by the Receiving Party; and (iv) information that the Receiving Party can establish within 30 days of disclosure by appropriate documentation or other evidence, was already in its possession prior to the disclosure by the Disclosing Party without breach of any obligation or other misappropriation. In addition, Receiving Party may use or disclose Confidential Information for other than the Purpose to the extent (ii) such use or disclosure is explicitly approved for release by written authorization of the Disclosing Party, which release shall be in the sole discretion of the Disclosing Party; or (ii) Receiving Party is legally compelled to disclose such Proprietary Information, provided, however, that prior to any such compelled disclosure, Receiving Party shall give Disclosing Party reasonable advance Notice of any such disclosure and shall cooperate with Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Proprietary Information.

      11.5 The Parties expressly confirm and agree that no public disclosure with respect to any item of Confidential Information is now required by reasons of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, or similar requirements related to general disclosure. In the event Receiving Party determines in the future that such disclosure is required, no such disclosure shall be made unless and until Receiving Party consults with Disclosing Party regarding the necessity and form of any such disclosure, and provides Disclosing Party a reasonable opportunity to review the proposed disclosure and comment thereon, and that such disclosure shall be redacted to the reasonable satisfaction of both Parties.

      11.6 All documents and information relating to Confidential Information delivered to JMAR are and shall remain the property of PointSource. Within sixty
(60) days after the termination of this License Agreement for any reason, JMAR shall deliver to PointSource or its designee all documents and other information in tangible form furnished to JMAR by PointSource or created by JMAR as a result of information furnished to JMAR by PointSource including all copies thereof, which incorporate or reflect the PointSource Intellectual Property Rights or any other Confidential Information; or (at the option of JMAR with the prior written approval of PointSource) in the case of any such documents or other items created by JMAR as a result of information furnished to JMAR by PointSource, a certificate from JMAR's Chief Executive Officer certifying that all such documents or items, and all copies thereof, have been destroyed. Upon termination, Receiving Party shall not use the Proprietary Information in any way for any purpose.

      11.7 JMAR acknowledges and agrees that PointSource would suffer irreparable harm for which monetary damages alone would be an inadequate remedy if there were a breach of obligations under this Section 11. JMAR further acknowledges and agrees that PointSource would be entitled to equitable relief, including injunctive relief, in addition to any other remedies available, to protect PointSource's rights and interests if such a breach were to arise, were threatened, or were asserted.

      11.8 On all copies of the PointSource Intellectual Property Rights made by JMAR pursuant to this License Agreement, JMAR agrees that it shall (i) not remove any copyright notices, trademarks, or other proprietary legends contained therein or thereon, as provided by PointSource, and (ii) include any copyright notices, trademarks, or other proprietary legends contained within the PointSource Technology, as provided by PointSource.

      11.9 Each Party will provide notice to the other Party immediately after learning of, or having reason to suspect, a breach of any of the confidential restrictions set forth in this Section or elsewhere in this License Agreement.

      11.10 The parties have previously entered into a confidentiality agreement dated January 12, 2005 (the "Confidentiality Agreement"). The Parties agree that the confidentiality provisions of this License Agreement shall supersede that prior Confidentiality Agreement.

      11.11 The provisions of this Section 11 shall survive the termination of this License Agreement for any reason whatsoever.

12. PUBLICITY

      12.1 Within ten (10) days of the Effective Date, the Parties shall agree in good faith on a form of press release which JMAR may release any time thereafter.

      12.2 The Parties agree to keep the terms and conditions of this License Agreement confidential, except either Party may:

            12.2.1 acknowledge the existence of this License Agreement;

            12.2.2 disclose the Agreement in confidence to existing or prospective investors or acquirers and investment bankers and related financial service providers; and

            12.2.3 make disclosure of the terms and conditions of this License Agreement if considered a "material" agreement under federal laws or SEC rules or regulations. Any copy of this License Agreement to be filed with the Securities and Exchange Commission under this Section shall be redacted to the reasonable satisfaction of both Parties; provided, however, in the event that the Securities and Exchange Commission objects to the redaction of any portion of the Agreement after the initial submission, JMAR shall inform PointSource of the objections and shall in good faith respond to the objections and use commercially reasonable efforts to limit the disclosure required by the Securities and Exchange Commission.

            12.2.4 make disclosure of the terms and conditions of this License Agreement if such disclosure is in response to a court order or regulation of a governmental body provided, however, that either Party prior to such disclosure pursuant to such law, order or regulation shall first have promptly informed the other Party of such law, order or regulation and made reasonable efforts to obtain a protective order and/or appropriate confidentiality provisions requiring that such information to be disclosed be used only for the purpose for which such law, order or regulation was issued.

      12.3 Nothing in this License Agreement shall be construed as conferring upon either Party any right to include or use in advertising, packaging or other commercial activities related to a Licensed Product, any reference to the other Party or its Affiliates, their trade names (other than the name Vigilant), trademarks or service marks in a manner that would be likely to cause confusion or to indicate that such Licensed Product is in any way certified by the other Party hereto or its Affiliates.

13. TERM AND TERMINATION.

      13.1 INITIAL TERM. The License shall remain in effect for a period of six
(6) years following the Effective Date (the "Term"). The parties may extend the term of the License Agreement beyond this six (6) year period, provided that:
(i) JMAR provides PointSource with Notice of a request for such extension at least six (6) months prior to the expiration of the Term; (ii) such extension shall be under the same terms and conditions as set forth herein (other than the initial stock and warrant payment as set forth in Section 3.1); and (iii) the parties shall have negotiated and agreed in writing upon a mutually acceptable amendment to the License providing for minimum royalties and appropriate remedies with respect thereto prior to the fourth anniversary of the Effective Date.

      13.2 TERMINATION BY POINTSOURCE. At the sole option of PointSource, this License Agreement shall be and become terminated immediately upon written Notice of termination from PointSource to JMAR for any of the following events:

            13.2.1 JMAR fails to pay the royalties to be paid pursuant to
Section 3 or any other amounts due to PointSource hereunder when those payments are due and does not make that payment within thirty (30) days after Notice of default is given to JMAR;

            13.2.2 JMAR makes any purported assignment of this License Agreement or grants any purported sublicense under this License Agreement in violation of the provisions of Sections 2.3 or 21 and of this License Agreement;

            13.2.3 JMAR materially breaches any other provision of this License Agreement and shall not cure that violation within sixty (60) calendar days after Notice thereof by PointSource;

            13.2.4 if JMAR shall be adjudged bankrupt or insolvent by a court of competent jurisdiction or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of JMAR or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against JMAR for its reorganization under the bankruptcy laws, and such adjudication or order shall remain in force for a period of thirty (30) days;

            13.2.5 if JMAR shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver for itself or of all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally, as they become due;

            13.2.6 In the event that JMAR or any of its Affiliates initiates any judicial proceeding or administrative action or proceeding (including arbitration, International Trade Commission, and similar proceedings, in the form of interferences in the Patent and Trademark Office or an action under 35 U.S.C. Section 146 or 256 (or any foreign equivalent thereof)) to challenge the validity and/or enforceability of any PointSource Patent Right, PointSource may, at its option, (i) terminate JMAR's license to such challenged patents, or (ii) terminate this License Agreement, in each case on written notice to JMAR, it being expressly agreed that neither JMAR nor its Affiliates may enjoy a license to such patent(s) while at the same time seeking to invalidate or render such patent unenforceable. The parties agree, however, that no right of termination under this section shall arise if the challenge is (a) in response to or defense of an action initiated by PointSource, or (b) required by virtue of a contractual obligation to indemnify a third party in a patent infringement action initiated by PointSource.

      13.3 NOTICE TO POINTSOURCE. JMAR agrees that if any of the events specified in Section 13.2 of this Section shall occur, it shall give written Notice thereof to PointSource within seven (7) days after the occurrence of that event.

      13.4 TERMINATION BY JMAR. At the sole option of JMAR, this License Agreement shall be and become terminated immediately upon written Notice of termination from JMAR to PointSource in the following events:

            13.4.1 if PointSource shall violate any material provision of this License Agreement and shall not cure that violation within thirty (30) days after Notice thereof by JMAR;

            13.4.2 if PointSource shall be adjudged bankrupt or insolvent by a court of competent jurisdiction or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of PointSource or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against PointSource for its reorganization under the bankruptcy laws, and such adjudication or order shall remain in force for a period of thirty (30) days; or

            13.4.3 if PointSource shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver for itself or of all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally, as they become due;

      13.5 NOTICE TO JMAR. PointSource agrees that if any of the events specified Section 13.4.2 or 13.4.3 shall occur, it shall give written Notice thereof to JMAR within seven (7) days after the occurrence of that event.

      13.6 EFFECT OF TERMINATION. The rights and obligations under Sections 1, 3.1, 3.4, 3.5, 4, 10, 11, 12, 13, 14, 15, 16, 17, 19, 20, 21, 22, 23, 24, 25,
26, 27, 28, and 29 survive termination or expiration of this License Agreement for any reason.

      13.7 TERMINATION OBLIGATIONS. Upon the termination or expiration of this License Agreement, JMAR shall immediately cease using the PointSource Intellectual Property Rights for any purpose and will, within five (5) business days thereof, return or, at its option, destroy all whole or partial copies of the Confidential Information that is in its possession, custody or control, and certify in writing within five (5) business days thereafter that it has complied with the foregoing obligation. The Parties shall remain liable for the reporting and payment of all payments due or which may become due under this License Agreement after its termination or expiration.

      13.8 TERMINATION WITHOUT PREJUDICE. The termination of this License Agreement for any reason shall:

            13.8.1 be without prejudice to PointSource' right to receive all payments due under the terms of this License Agreement to the date of its termination;

            13.8.2 not affect the obligations of either Party under any other agreement that may be in effect between the Parties including the Registration Rights Agreement and the Warrant Agreement; and

            13.8.3 be without prejudice to either party's rights to recover damages for breach of contract or otherwise or for appropriate equitable relief.

14. DISCLAIMERS.

      14.1 EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL INTELLECTUAL PROPERTY AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR PROVIDED HEREUNDER (INCLUDING THE POINT SOURCE INTELLECTUAL PROPERTY, POINTSOURCE TECHNOLOGY AND TANGIBLE PROPERTY) ARE LICENSED OR PROVIDED ON AN "AS IS" "WHERE IS" BASIS AND THAT POINTSOURCE DOES NOT MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

      14.2 TO THE MAXIMUM ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL POINTSOURCE BE LIABLE FOR ANY LOSS, INABILITY TO USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) ARISING OUT OF THE LICENSED TECHNOLOGY, THE LICENSED PRODUCTS, THE TANGIBLE PROPERTY, OR OTHERWISE UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF POINTSOURCE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      14.3 TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW, IN NO EVENT SHALL POINTSOURCE'S AGGREGATE LIABILITY TO JMAR, OR ANY THIRD PARTY FOR ANY AND ALL CLAIMS ARISING FROM OR RELATING TO THIS LICENSE AGREEMENT, WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY, EXCEED THE AMOUNTS PAID BY JMAR TO POINTSOURCE HEREUNDER PRIOR TO THE DATE OF THE EVENT GIVING RISE TO SUCH LIABILITY. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

15. DISCLAIMER OF WARRANTY

      15.1 EXCEPT AS EXPRESSLY PROVIDED IN SECTION 9, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

      15.2 Nothing in this License Agreement shall be construed as:

            15.2.1 a warranty or representation by PointSource as to the scope, coverage, validity or enforceability, of any Intellectual Property licensed hereunder; or

            15.2.2 a warranty or representation by PointSource that any manufacture, sale, lease, import, use or other disposition of any Licensed Products hereunder will be free from infringement or claims of infringement of any Intellectual Property right of third parties; or

            15.2.3 a requirement that PointSource shall file any Patent application, secure any Patent, or maintain any Patent in force other than as set forth in Section 8.2; or

            15.2.4 an agreement or any authorization by PointSource to bring or prosecute actions or suits against third parties for patent infringement or conferring any right to bring or prosecute actions or suits against third parties for patent infringement; or

            15.2.5 conferring any right to JMAR to use in advertising, publicity, or otherwise, any trademark, service mark, trade name or names, or any contraction, abbreviation, or simulation thereof, except for the name Vigilant.

16. DISPUTE RESOLUTION.

      16.1 DISPUTES. The handling and resolution of any and all disputes, claims and causes of action of any nature whatsoever arising from or in connection with this License Agreement (the "Dispute") shall be governed exclusively by and settled in accordance with the provisions of this Section 16.

      16.2 NEGOTIATION. The Parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this License Agreement through informal negotiation between appropriate representatives from each party. Within thirty (30) days after Notice of a Dispute is given by either Party to the other Party, representatives of each Party with the authority to resolve the Dispute shall meet and make a good faith attempt to resolve such dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable section or provision without the necessity of any formal proceedings. If after sixty (60) days from the first Notice of a Dispute either Party feels that such negotiations are not leading to a resolution of the Dispute, such Party may send a Notice to the other Party describing the Dispute and requesting a meeting of the senior executives from each Party. Within ten
(10) business days after this second Notice of a Dispute is given, appropriate senior executives (V.P. level or higher) of each Party who shall have the authority to resolve the Dispute shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies.

      16.3 INFORMATION REQUESTS. During the course of negotiations under Section 16.2, any and all reasonable requests made by one Party to the other for information, including requests for copies of relevant documents, shall be honored by the other Party. The specific format for such information will be left to the reasonable discretion of the designated negotiating senior executives of the Parties, and may include, for example, the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

      16.4 MEDIATION. In the event that any Dispute is not settled by the Parties within thirty (30) days after the first meeting of the negotiating senior executives, the Parties will attempt in good faith to resolve such Dispute by nonbinding mediation using a mediator employed by JAMS, with the specific mediator agreed to by the parties. The mediation shall be held at a mutually agreeable location in San Diego, and be held within thirty (30) days of the end of such thirty (30) day negotiation period. Except as provided below in
Section 16.6, no litigation for the resolution of such dispute may be commenced until the Parties try in good faith to settle the Dispute by such mediation in accordance with this Section and either Party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the Parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the Parties, and shall be binding on them.

      16.5 LEGAL PROCEEDINGS. In the event that any Dispute is not settled by the Parties through mediation as outlined in Section 16.4, either Party may institute legal proceedings for that Dispute in a court of competent jurisdiction.

      16.6 RELIEF. Notwithstanding anything else to the contrary contained in this Section 16, a Party is not required to follow these dispute resolution mechanisms prior to seeking relief from a court of competent jurisdiction where the subject Dispute involves: (i) nonpayment of royalties or other payments due to PointSource hereunder; (ii) breach of any obligation of confidentiality;
(iii) an infringement, misappropriation, or misuse of any intellectual property right; or (iv) any other claim where interim relief from the court is sought to prevent serious and irreparable injury to a party. Provided, however, that the Parties shall make a good faith effort to negotiate such Dispute while such court action is pending.

      16.7 ATTORNEYS FEES. The prevailing Party in any litigation arising out of the License Agreement shall be entitled to reasonable attorneys' fees, with the amount thereof to be determined by the court.

      16.8 CONTINUED OBLIGATION. Unless otherwise agreed in writing, both Parties shall continue to provide service and honor all other commitments and obligations as set forth in this License Agreement, and any amendments hereto, during the course of Dispute resolution with respect to all matters not subject to such Dispute.

17. LIMITATIONS ON LIABILITY

      17.1 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LICENSE AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING FROM THE SUBJECT MATTER OF THIS LICENSE AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM AND EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF

SUCH DAMAGES. EACH PARTY ACKNOWLEDGES THAT THE MUTUAL LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS LICENSE AGREEMENT AND THAT EACH PARTY WOULD NOT ENTER INTO THIS LICENSE AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.

18. INSURANCE.

      18.1 Without limiting JMAR's liability pursuant to the indemnity provisions of this License Agreement, prior to the date on which JMAR shall first install a beta or other version of the Licensed Products in a customer's facility or otherwise sell, license or dispose of a Licensed Product, JMAR shall obtain and thereafter maintain commercial products liability insurance in the amount of at least $1,000,000 per occurrence. Said insurance coverage shall be written on a "claims made" or "occurrence" basis.

      18.2 The insurance described in this Section 18 shall include: (1) an endorsement stating that PointSource shall receive at least thirty (30) days written notice prior to cancellation or non-renewal of coverage, with exception of a 10 day notice of cancellation for non-payment; and (2) an endorsement naming PointSource as an additional insured.

      18.3 All insurance shall be obtained from an insurance company of recognized financial responsibility. JMAR shall give at least thirty (30) days prior written notice to PointSource of the cancellation of, or any modification in, such insurance policy that would affect PointSource's status or benefits thereunder, with exception of a 10 day notice of cancellation for non-payment. This insurance may be obtained for PointSource by JMAR in conjunction with a policy which covers products other than the Licensed Products.

      18.4 No later than thirty (30) days from the effective date hereof, JMAR shall furnish to PointSource evidence, in form and substance satisfactory to PointSource, of the maintenance and renewal of the required insurance including, but not limited to, copies of policies with applicable riders and endorsements, and certificates of insurance.

      18.5 The insurance set forth in this Section must cover all countries in which JMAR sells, transports, manufactures or maintains inventory of Licensed Products.

19. GOVERNING LAW; VENUE AND JURISDICTION.

      This License Agreement will be governed by, subject to, and construed in accordance with the internal laws of the State of California, without reference to its conflicts of laws provision, as such laws apply to contracts between California residents performed entirely within California. Venue for any dispute however arising under this License Agreement shall be in San Diego California and both Parties hereby consent to the jurisdiction of the State and Federal Courts in San Diego, California. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this License Agreement.

20. RELATIONSHIP OF THE PARTIES.

      20.1 Under this License Agreement (i) each Party will be deemed to be an independent contractor and not an agent, joint venturer, or representative of the other Party; (ii) neither Party may create any obligations or responsibilities on behalf of or in the name of the other Party; and (iii) neither Party will hold itself out to be a partner, employee, franchisee, representative, servant, or agent of the other Party. Nothing contained in this License Agreement shall be deemed to create any partnership, joint venture, association or syndicate among or between the Parties, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

      20.2 In addition, without limiting the generality of Section 20.1, JMAR agrees not to in any way misrepresent, or to mislead any third party (especially with respect to prospective customers, journalists, or market analysts, etc.) about JMAR's relationship with PointSource or regarding the features of the PointSource Technology, including any technical specifications or expected benefits of use. In particular, JMAR shall not represent itself as an exclusive distributor of PointSource' products, and shall not represent itself as the developer or manufacturer of PointSource' products, or as PointSource itself.

21. ASSIGNABILITY.

      21.1 ASSIGNABILITY IN GENERAL. Neither Party shall assign or transfer this License Agreement or all or any part of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party, except that PointSource may assign its rights and obligations under this License Agreement to a Permissible Transferee as that term is defined in the Securities Purchase Agreement. Notwithstanding the foregoing and provided such entity is not a competitor of the other Party, either Party may assign this License Agreement in whole or in part (i) to any Subsidiary; or (ii) to a successor of such Party in the event of a merger or acquisition of all or substantially all of the assets of such Party; (iii) to a successor of any portion of the business of such Party resulting from a divestiture of such business; or (iv) to a successor of such Party as a result of a foreclosure action instituted against that Party. Any unauthorized assignment or transfer shall be null and void. This License Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns.

      21.2 ASSIGNABILITY BY POINTSOURCE. Notwithstanding the foregoing, PointSource may, without the consent of JMAR, assign this License Agreement to any person, firm or corporation which shall acquire all or substantially all of the PointSource Patent Rights and PointSource Technology relating to this License Agreement.

      21.3 ASSUMPTION BY ASSIGNEE. No assignment of this License Agreement shall be valid until and unless this License Agreement shall have been assumed by the assignee in writing. When assigned in accordance with the foregoing, this License Agreement shall be binding upon and shall inure to the benefit of the assignee, however, the assignor shall not be released from any duties, obligations or liabilities under this License Agreement unless such release is expressly made in writing by the releasing Party.

22. NOTICES.

      Any notice, consent, approval, or other communication intended to have legal effect to be given under this License Agreement must be in writing and will be delivered (as elected by the Party giving such notice): (i) personally;
(ii) by postage prepaid registered mail, return receipt requested; (iii) by express courier service providing proof of delivery; or (iv) by facsimile with a confirmation copy deposited prepaid with an express courier service. Unless otherwise provided herein, all notices will be deemed to have been duly given on: (y) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally, by mail, or by express courier; or (z) one (1) business day after receipt by telecopy if the telecopy was accompanied by the mailing of the notice via courier service. Each Party may change its address for purposes hereof on not less than three (3) days' prior notice to the other Party. Notice hereunder will be sent to the following addresses (with a copy to the legal department):

      If to PointSource, to:                       If to JMAR, to:

      PointSource Technologies, LLC                JMAR Technologies, Inc.
      514 Via de la Valle, Ste. 207                5800 Armada Drive
      Solana Beach, CA  92075                      Carlsbad, CA  92008
      Attention: Salah M. Hassanein                Attention:  General Counsel
      Telephone:  (858) 509-7979                   Telephone:  760-602-3292
      Telecopy:  (858) 509-0708                    Telecopy:  760-602-3299

      With a copy to:

      Steven G. Rowles, Esq.
      Morrison & Foerster LLP
      3811 Valley Centre Dr., Ste. 500
      San Diego, California  92130
      Telephone:  (858) 720-5100
      Telecopy:  (858) 720-5125

23. WAIVER.

      No waiver, amendment or modification of this License Agreement shall be effective unless made in writing and signed by both parties. Failure or delay of a Party to demand performance of any of the terms and conditions, or to exercise any of its rights, powers, remedies or privileges under this License Agreement, will not constitute a waiver of such terms, conditions, rights, or privileges.

24. ENTIRE AGREEMENT.

      This License Agreement, the Exhibits hereto, and the Transaction Documents, each as amended from time to time, constitute the entire understanding and agreement between the parties in relation to the subject matter hereof and, unless otherwise expressly provided in this License Agreement, supersede all prior discussions, negotiations, agreements and representations related to this subject matter, whether oral or written and whether or not executed by a Party. No modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of all Parties.

25. COMPLIANCE WITH LAW

      The Parties will at all times comply with all applicable foreign, U.S., state, and local laws, rules and regulations relating to the execution, delivery and performance of this License Agreement. Each Party agrees that it will not export or reexport, resell, ship, provide, or divert or cause to be exported or reexported, resold, shipped, provided, or diverted directly or indirectly any PointSource Technology, in whole or in part, whether or not it is Confidential Information, nor provide or furnish any material or service to any country or to any person or entity, where such activity is prohibited or otherwise restricted by any applicable U.S. regulation or statute, or by any foreign sovereign government with competent jurisdiction, or for which an export license or other governmental approval is required, without prior written consent (or export license), as required, of the Bureau of Export Administration of the U.S. Department of Commerce, or other such governmental entity as may have jurisdiction over such export or transmission.

26. SEVERABILITY.

      In the event any provision of this License Agreement or the application of such provision to any particular facts or circumstances is held to be invalid, unenforceable or contrary to law by any court of competent jurisdiction, then:
(i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances shall not in any way be affected or impaired thereby; (ii) the remaining provisions of this License Agreement shall remain in full force and effect as if the invalid portion was never a part of this License Agreement when it was executed; and (iii) such provision or provisions will be reformed without further action by the Parties and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances. Should the severance of any such part of this License Agreement materially affect any other rights and obligations of the parties hereunder, the parties shall negotiate in good faith to amend this License Agreement to effectuate the original intent of both Parties in a manner satisfactory to the Parties.

27. COUNTERPARTS AND FACSIMILE.

      This License Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one and the same instrument. The Parties intend that each Party will receive a duplicate original of the counterpart copy or copies executed by it. This License Agreement may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

28. FORCE MAJEURE

      Neither Party shall be liable for failure or delay in performance of its obligations under this License Agreement, nor will it be deemed in default or breach of any provision of this

License Agreement by reason thereof, to the extent such failure or delay is caused by an act of God, act of a public enemy, war or national emergency, rebellion, insurrection, riot, epidemic, quarantine restriction, fire, flood, explosion, storm, earthquake, or other catastrophe. If a Party's performance under this License Agreement is affected by a force majeure event, such Party shall give prompt written notice of such event to the other Party and shall at all times use its reasonable commercial efforts to mitigate the impact of the force majeure event on its performance under this License Agreement.

29. RULES OF CONSTRUCTION

      Any reference to any Federal, state, local, provincial or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this License Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", "hereunder" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this License Agreement as a whole and not to any particular provision or Section of this License Agreement, (iii) when used in this License Agreement, unless otherwise expressly stated, the word "including" shall mean "including, without limitation" and "discretion" means sole discretion. Unless otherwise expressly stated, when a Party's approval or consent is required under this License Agreement, such Party may grant or withhold its approval or consent in its discretion. References to "Section" or "Schedule" will be to the applicable section or schedule of this License Agreement. Descriptive headings are inserted for convenience only and shall not be utilized in interpreting the Agreement. This License Agreement has been negotiated by the Parties and reviewed by their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this License Agreement by person thereunto duly authorized as of the date first above written.

                                    PointSource Technologies , LLC

                                    /s/ SALAH HASSANEIN
                                        By:  Salah Hassanein
                                        Its:  Chief Executive Officer

                                    JMAR Technologies, Inc.

                                    /s/ RONALD A. WALROD
                                        By:  Ronald A. Walrod
                                        Its: Chief Executive Officer & President

                                   SCHEDULE A
                               PointSource Patents

                              SERIAL/
        TITLE                PATENT NO.       FILED       TYPE        STATUS      INVENTORS
-----------------------   ---------------   --------   -----------   --------   -------------
"Identification of        U.S. Patent No.                Utility      Issued    Quist & Ix
Particles in Fluid"       6,774,995                                  08/10/04

"Identification of        U.S. Patent No.                Utility      Issued    Quist & Ix
Particles in Fluid"       6,519,033                                  02/11/03

                          Europe            02/25/02     Utility     Pending
                          02251286.7
                          Published as:
                          EP1281951A1

                          Japan                          Utility      Issued
                          JP Patent No.                              04/30/04
                          3,550,131

"Particle Detection       U.S. Patent No.                Utility      Issued    Davis, Mead &
Beam"                     6,628,386                                  09/30/03   Quist

"Plano Convex Fluid       U.S. Patent No.                Utility      Issued    Drake
Carrier For Scattering    6,573,992                                  06/03/03
Correction" (Fluid
Carrier For Scatter
Detection)

"Flow Through Light       U.S. Patent No.                Utility      Issued    Quist &
Scattering Device"        6,590,652                                  07/08/03   Tisserat

"High Detection Rate      10/412,100        04/11/03     Utility     Pending    Ix, Quist &
Particle Identifier"                                                            Mead

"Unsupervised Learning:   U.S. Patent No.                Utility      Issued    Mead & Davis
Detect New Class In       6,819,421                                  11/16/04
Field"

"Optical Sensor Module    10/394,986        03/21/03     Utility     Pending    Davis &
Tester"                                                                         Aguirre

                              SERIAL/
        TITLE                PATENT NO.       FILED       TYPE        STATUS      INVENTORS
-----------------------   ---------------   --------   -----------   --------   -------------
"Particulate Info To      10/393,459        03/20/03     Utility     Pending    Mead & Quist
Field Units"

"Holographic Spherical    10/272,869                     Utility      Issued    Drake, Mead &
Lenses"                   U.S. Patent No.                            07/06/04   Quist
                          6,760,107
                          US02/22368        07/09/02       PCT       Pending

"Solubilizer/Dispersant   60/572,937        05/20/04   Provisional   Pending    Felkner &
For Insoluble Organics                                                          Hunsberger
That Is Harmless For
Bacteria"

"Automatic Adaption Of    60/602,612        08/19/04   Provisional   Pending    Mead
Background Signature"

"Particle ID With         10/834,516        04/29/04     Utility     Pending    Quist & Ix
Narrow Angle Detectors"                                Divisional

                                   SCHEDULE B
                                   Exceptions

1. RSM Ventures, LLC has a first priority security interest in the PointSource Intellectual Property Rights pursuant to the terms of the Patent Security Agreement dated January 8, 2003.

                                      B-1